November 14, 2007

PRIVATE & CONFIDENTIAL

United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C. 20549
U.S.A

Dear Sir/Madam:

RE: EWRX Internet Systems Inc.

This letter will confirm that we reviewed item 4.01 of the Company's Form 8-K dated November 14, 2007, captioned "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT" and that we agree with the statements made therein as they relate to us. We have no basis to agree or disagree with other statements made under item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Yours truly,

SF Partnership, LLP

E. Aceti

Eugene Aceti